Exhibit 5.1

DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, Texas 78701 www.dlapiper.com

T	512.457.7000
F	512.457.7001

May 20, 2016

RetailMeNot, Inc.

301 Congress Avenue, Suite 700

Austin, Texas 78701

Ladies and Gentlemen:

As legal counsel for RetailMeNot, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to: (i) 510,913 shares (the “2013 ESPP Shares”) of Series 1 Common Stock, $0.001 par value, of the Company which may be issued pursuant to awards granted under the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”); (ii) 2,043,655 shares (the “2013 Plan Shares”) of Series 1 Common Stock, $0.001 par value, of the Company which may be issued pursuant to awards granted under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”); and (iii) 710,510 shares (the “GCZ Plan Shares” and together with the 2013 ESPP Shares and the 2013 Plan Shares, the “Shares”) of Series 1 Common Stock, $0.001 par value, of the Company which may be issued pursuant to awards granted under the Company’s GiftcardZen Equity Incentive Plan (the “GCZ Plan” and together with the 2013 ESPP and the 2013 Plan, the “Plans”).

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the Shares which may be issued under the Plans are duly authorized shares of the Company’s Series 1 Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)